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                                                                   EXHIBIT 10.28

                                        September 27, 1999


PRIVATE AND CONFIDENTIAL
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Mr. Walid Mougayar
President and Chief Executive Officer
Cyber Management, Inc.
6985 Coolihans
Caledon East, Ontario
L0N 1E) Canada

Dear Mr. Mougayar:

     This letter (the "Agreement") will confirm the agreement between Cyber Management, Inc., a Canadian corporation, with a business address of 6985 Coolihans, Caledon East, Ontario, L0N 1E0, Canada ("CMI") and PartMiner, Inc., a New York corporation, with a business address of 432 Park Avenue South, 12/th/ Floor, New York, New York 10016 ("PartMiner") for consulting services to be provided by CMI to PartMiner. For purposes of this Agreement, CMI shall include Walid Mougayar. The parties hereto agree as follows:

     1.  Services.
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         1.1  Scope of Services.  CMI shall perform consulting services for
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PartMiner, including without limitation, the following:

         (i) advising PartMiner with respect to its marketing plans and business development activities; its external marketing campaigns and advertising programs; and the preparation and presentation of material to investors, the media, industry, and customers;

         (ii) drafting and finalizing a comprehensive "white paper" describing PartMiner's business and its associated business opportunities in relation to the marketplace, including without limitation, a detailed discussion of market positioning; and preparing presentation material to accompany the white paper; and

         (iii) identifying for PartMiner key business metrics that depict, demonstrate or otherwise describe PartMiner's business advantage, and possible market segments or verticals for entry by PartMiner; potential media and industry relationships, including without limitation, assisting PartMiner in developing such relationships, and selecting and introducing PartMiner to suitable media and industry contacts. Such contact must be an officer, principal or decision maker of such media and industry entities. CMI will be present during at least one introductory meeting; provided, however, that
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PartMiner has the right to meet or not meet with any potential contact selected by CMI within PartMiner's sole discretion.
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          1.2  Nature of Services.  CMI shall devote such time, attention and
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energies to the performance of this Agreement as may be reasonably requested by
PartMiner in order that CMI fulfills its obligations under this Agreement. CMI agrees that the services to be provided to PartMiner shall be carried out in a diligent, prompt and professional manner, consistent with the highest professional standards in the industry. The services performed by CMI for PartMiner are non-exclusive and PartMiner remains free to engage others to perform similar services for PartMiner.

     2.   Term and Termination.  The term of this Agreement shall commence as of
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August 31, 1999 and shall terminate six (6) months thereafter (the "Term"), unless terminated earlier as set forth below. This Agreement may be terminated by either party for any reason upon thirty (30) days written notice. In the event of termination by PartMiner, PartMiner's only obligation to CMI shall be a pro-rata grant of options to CMI for services rendered pursuant to this Agreement prior to the effective date of termination. Either party may terminate this Agreement upon a material breach of this Agreement by the other party, which breach is not remedied within ten (10) days after written notice of such breach by the non-breaching party. Upon termination, CMI shall deliver to PartMiner all written and other materials, including records, notes, data, memoranda, models, flow charts, etc., which PartMiner has provided to CMI or which CMI has prepared in connection with this Agreement in whatever form, which materials shall be owned exclusively by PartMiner.

     3.   Compensation.  PartMiner shall compensate CMI for the consulting
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services as follows:

          3.1  Options.  Provided that neither party has terminated this
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Agreement prior to the end of the Term pursuant to paragraph 2 above, PartMiner will grant to Walid Mougayar options to acquire common stock of PartMiner pursuant to a nonqualified stock option agreement, such grant to be effective on the date you execute such nonqualified stock option agreement. The options shall vest, if at all, commencing on the effective date of PartMiner's initial public offering of its common stock. The options shall be exercisable at a price equal to such public offering price per share (the "Option Price"). The number of shares subject to the options shall be an amount equal to $75,000 divided by the Option Price. In the event PartMiner's initial public offering consists of units, the Option Price shall be based upon the portion of the unit price allocable to PartMiner's common stock, as determined by the underwriters of the initial public offering at that time.

          3.2  Expenses.  CMI may be expected to travel on behalf of PartMiner,
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or to work on the premises of one or more of PartMiner's clients. CMI shall use reasonable efforts to provide CMI as much notice as possible in advance of any travel requirement. PartMiner shall be responsible for reimbursement of all authorized business-related expenses associated with such travel.

     4.   Independent Contractor. The relationship established by this Agreement
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is that of independent contractor and nothing in this Agreement shall be construed as creating a relationship of joint venture, partnership, employer-employee, or agent. CMI does not have
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authority to create any obligations for PartMiner, nor may CMI create or enter into any obligations for PartMiner. CMI remains free to provide consulting services for entities other than PartMiner; provided that, CMI's work for such other entities does not impair CMI's ability to fulfill its commitments to PartMiner under this Agreement and does not violate any term or condition of this Agreement. Because CMI is an independent contractor, CMI is not eligible to participate in any employee fringe benefit of PartMiner, including health insurance, dental insurance, paid vacation or any other benefit plan of PartMiner.

     5.   Restrictive Covenants.
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          5.1  Confidentiality.  In the course of our business relationship, CMI
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may have access to information that PartMiner considers proprietary and confidential. This information includes, without limitation, copyrightable works of original authorship, inventions (whether patentable, patented or not), trademarks and other intellectual property, technical know-how, technical specifications, software object code and source code, protocols, strategic business plans, results of testing, financial information, product information, methods of operation, concepts, compilations of data, and customer, vendor and third party information ("Confidential Information"). CMI agrees that Confidential Information will be used by CMI only to perform the services pursuant to this Agreement, will not be disclosed to any other company or person without the prior written permission from an officer of PartMiner, and will not be used for any other purpose other than that for which it was disclosed. Confidential Information does not include any information which (i) at the time of disclosure or thereafter is generally available to and known to the public (other than as a result of disclosure directly or indirectly by CMI), (ii) was available to CMI on a non-confidential basis from a source other than PartMiner or our representatives and advisors; provided that such source is not in breach of any obligations of confidentiality to PartMiner, or (iii) has been independently acquired or developed by CMI without violating any of its obligations pursuant to this Agreement.

          5.2  No Solicitation.  PartMiner has made and continues to make a
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substantial investment in the development of its business.  During the term of this Agreement, and for a period of one year thereafter, CMI agrees not to solicit any employee or business associate of PartMiner to terminate or materially alter their relationship with PartMiner, or to solicit any business associate of PartMiner for services which compete with those provided by PartMiner.

          5.3  Other Agreement.  CMI will sign a Technical Information and
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Invention Agreement, a copy of which is attached hereto as Exhibit A.
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     6.   Notices.  All notices to be given hereunder shall be in writing to the
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parties at the addresses first above written, in the case of CMI directed to the attention of Walid Mougayar, and in the case of PartMiner directed to the attention of its General Counsel, by personal delivery or sent by certified or registered United States mail, postage prepaid, return receipt requested, or by reputable overnight courier. Either party may change its notice address by a notice given to the other in a manner provided for in this Paragraph 6. Notices shall be deemed to have been given (and received) (a) when personally delivered,
(b) five (5) business days after posting when sent by certified or registered United States mail, or (c) on the business day after the date on which deposited with a reputable overnight courier.
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     7.   Miscellaneous.  This Agreement shall be construed in accordance with
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the laws of the State of New York, without regard to its conflicts of laws rules. Any dispute between the parties shall be litigated in the federal and state courts located in New York County, State of New York. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous oral or written agreements between the parties with respect to the subject matter hereof, and may not be modified except by a writing signed by an authorized signatory of each party. If any provision of this Agreement is held to be unenforceable, invalid or illegal by any court of competent jurisdiction, such unenforceable, invalid or illegal provision shall not affect the remainder of this Agreement. CMI may not assign this Agreement or any of its rights hereunder without the prior written consent of PartMiner. This Agreement shall be binding on and inure to the benefit of the parties hereto and their successors and permitted assigns. No waiver by a party of any breach or default hereunder shall be deemed to be a waiver of any preceding or subsequent breach or default. The paragraph headings used herein are for convenience only. This Agreement shall be deemed to have been jointly and equally drafted by the parties and the provisions of this Agreement therefore should not be construed against a party on the grounds that such party drafted or was more responsible for drafting the provisions. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute a single instrument.

     Please indicate your agreement to and acceptance of the foregoing by signing in the appropriate space below.

     We look forward to a productive relationship with you.

                                        Very truly yours,

                                        PARTMINER, INC.

                                           /s/ Daniel Nissanoff
                                        By:______________________
                                           Daniel Nissanoff
                                           President and Chief Executive Officer


AGREED AND ACCEPTED:

CYBER MANAGEMENT, INC.

    /s/ Walid Mougayar
By:________________________
   Walid Mougayar
   President and Chief Executive Officer


/s/ Walid Mougayar
___________________________
Walid Mougayar, individually